                                                                   Exhibit 10


                       CANADIAN IMPERIAL BANK OF COMMERCE





                                                              September 30, 1997


Battle Mountain Canada Ltd.
Royal Trust Tower, Suite 2500
Toronto-Dominion Centre
77 King Street West
Toronto, Ontario
M5K 1J5

Dear Sirs:

                  We are pleased to confirm that Canadian Imperial Bank of Commerce (the "Bank") has established a non-revolving reducing term credit facility in the principal amount of U.S.$145,000,000 (the "Credit") in favour of Battle Mountain Canada Ltd. (the "Borrower"), upon the terms and conditions hereinafter set forth, to be used by the Borrower for the purpose of acquiring from Battle Mountain Gold Company ("Parent") a 50.5% ownership interest in Niugini Mining Limited ("Niugini") (the acquisition of such 50.5% ownership interest being hereinafter referred to as the "Acquisition").

                  The Credit shall be used by the Borrower for no purpose other than those stated above. Unless otherwise specified herein, all amounts are in U.S. Dollars. The Borrower agrees to comply with all of the provisions contained in the Annexes hereto.

1. Definitions. Certain capitalized terms used herein are defined in Annex IV hereto. In addition, in this Agreement:

                  "Acquisition" is defined in the first paragraph of this Agreement;

                  "Agreement" means this agreement, including the schedules and Annexes referred to herein and attached hereto, as the same may be amended or supplemented from time to time;

                  "Applicable Margin" means, on any day, the applicable per annum percentage determined in accordance with the pricing grid in Annex II;

                  "Bank" is defined in the first paragraph of this Agreement;

                  "Bank Indebtedness" means any obligation of the Borrower to the Bank which in accordance with GAAP would be recorded as a liability on a balance sheet of the Borrower as of the date that Bank Indebtedness is to be determined;

                  "Banking Day" means any day, other than a Saturday or a Sunday, on which the Bank is open for business in Toronto, Ontario and, in the case of any LIBOR Loan, in London, England;

                  "Borrower" is defined in the first paragraph of this Agreement;

                  "Canadian Dollars", "Cdn.$" or "$" means lawful currency of Canada;

                  "Closing Date" means September 30, 1997.

                  "Credit" is defined in the first paragraph of this Agreement;

                  "Default" means an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default;

                  "Event of Default" is defined in Section 9 of this Agreement;

                  "Final Repayment Date" is defined in Section 4(1) of this Agreement;

                  "GAAP" means Canadian generally accepted accounting principles, consistently applied;

                  "LIBOR Loan" means a loan in U.S. Dollars on which interest is calculated by reference to the LIBOR Rate;

                  "LIBOR Rate" means the rate of interest per annum, calculated on the basis of a 360 day year, equal to the simple average (rounded upward, if necessary, to the nearest whole multiple of 1/100 of one percent) of the rates shown on the display referred to as the "LIBOR Page" (or any display substituted therefor) of the Reuters Domestic Money Service with respect to the banks in the London interbank market named in the display as at 11:00 a.m. (London, England time) on the second banking day prior to the first day of such interest period, for a deposit period comparable to such interest period;

                  "Niugini" is defined in the first paragraph of this Agreement;

                  "Parent" is defined in the first paragraph of this Agreement;

                  "Person" means an individual, a partnership, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity whatsoever and the heirs, executors, administrators or other legal representatives of an individual;

                  "Prime Rate" means the prime lending rate of interest per annum publicly quoted from time to time by the Bank for Canadian Dollar loans made in Canada, as adjusted automatically from time to time without notice to the Borrower upon change by the Bank;

                  "Term Loan" is defined in Section 2 of this Agreement;

                  "U.S. Base Rate" means the higher of (i) the rate publicly announced by the Bank from time to time as its base rate for US Dollar commercial loans made in Canada, and (ii) the rate on overnight Federal Funds transactions with members of the Federal Reserve System in the United States, as published on the next succeeding business day by the Federal Reserve Bank in New York, plus 0.5%;

                  "U.S. Base Rate Loan" means a loan in U.S. Dollars on which interest is calculated by reference to the U.S. Base Rate; and

                  "U.S. Dollars" or "U.S. $" means lawful currency of the United States of America.

2.                The Term Loan.

                  (1) Subject to the provisions of this Agreement, the Credit may be availed of by way of a single advance of funds to be made to the Borrower on the Closing Date (the "Term Loan"). Any portion of the Term Loan which is prepaid or repaid may not be reborrowed.

                  (2) The Borrower may from time to time elect to have the Term Loan outstanding in any combination of LIBOR Loans and U.S. Base Rate Loans and may make conversions of U.S. Base Rate Loans and LIBOR Loans. The Borrower may convert the whole or any part of a U.S. Base Rate Loan into a LIBOR Loan, and vice versa, on the last day of the applicable interest period therefor by giving the Bank written notice not later than 11:00 a.m. (Toronto time) two Banking Days prior to the proposed conversion date, provided that the Bank may not convert a portion only of an outstanding U.S. Base Rate Loan or LIBOR Loan unless both the converted and the unconverted portions of such loan exceeds $1,000,000. The obligation of the Bank to convert a U.S. Base Rate Loan into a LIBOR Loan is contingent upon the Bank's prior favourable determination with respect to the matters referred to under the heading "Market Disruption" in Annex X.

(3) Each LIBOR Loan or U.S. Base Rate Loan will be in a minimum amount of $1,000,000 and shall be in an amount which is a whole multiple of $100,000. The Borrower may, in respect of each LIBOR Loan, select an interest period of between 30 and 360 days (provided, however, that no interest period in respect of a LIBOR Loan shall extend beyond the Final Repayment Date) and shall notify the Bank of the interest period so selected. If the Borrower fails to notify the Bank of the interest period applicable to any LIBOR Loan, the Borrower shall be deemed to have selected a 30 day interest period for such LIBOR Loan.

3.        Interest.

(1) Loans shall bear interest at the rate per annum equal to (a) in the case of U.S. Base Rate Loans, the U.S. Base Rate plus the Applicable Margin, and (b) in the case of LIBOR Loans, the LIBOR Rate plus the Applicable Margin.

(2) Interest on LIBOR Loans and U.S. Base Rate Loans shall accrue from day to day and be calculated daily. Interest on each LIBOR Loan shall be paid in arrears on the last day of the interest period selected by the Borrower in respect of such LIBOR Loan; however, if the interest period selected by the Borrower in respect of the LIBOR Loan is longer than 90 days, then interest on such loan shall be paid every 90 days as well as at maturity. Interest on U.S. Base Rate Loans shall be paid in arrears on the last Banking Day of each month. Interest on U.S. Base Rate Loans will be calculated on the basis of a calendar year. Interest on LIBOR Loans will be calculated on the basis of a 360-day year. Whenever interest is by the terms hereof to be calculated on the basis of a year of 360 days, the rate of interest applicable under this Agreement to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so calculated multiplied by the number of days in the calendar year in which such calculation is to be made and divided by
360. The rates of interest hereunder are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest shall not apply to any calculation of interest hereunder.

(3) All payments by the Borrower to the Bank, whether in respect of principal, interest, fees or otherwise, shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise) whatsoever.

(4) At the request of the Bank, the Borrower shall deliver to the Bank a promissory note to evidence all loans and payments hereunder. The Borrower hereby authorizes the Bank to record all such loans and payments on the grid attached to such promissory note. The Borrower also hereby authorizes the Bank to maintain accounts and records evidencing all loans and payments hereunder. The Bank may record in such records the principal amount of such loans, the payment of principal and interest, and all other amounts becoming due to the

Bank hereunder. Such accounts and records, shall constitute prima facie evidence of the indebtedness of the Borrower to the Bank.

(5) The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, the bank account of the Borrower from time to time designated by it for all amounts of principal and interest payable by the Borrower to the Bank hereunder and all charges for maintaining such account.

(6) The Bank shall, at the Borrower's request, furnish such reasonable information as to prevailing interest rates as is available in order to assist the Borrower in making any interest rate election and the Bank shall notify the Borrower of the rate of interest applicable to each loan forthwith after such loan is made; provided, however that the failure of the Bank to so notify the Borrower shall not reduce, discharge, or otherwise relieve the obligation of the Borrower to pay interest at the rates, at the times and in the manner specified herein.

(7) Interest rates calculated on the basis of the U.S. Base Rate shall be adjusted automatically without notice to the Borrower whenever there is a variation in the U.S. Base Rate.

4.        Repayment and Prepayments.

(1) Subject to Section 9 and the balance of this Section 4, the Borrower shall repay to the Bank all amounts outstanding under the Credit on or before December 31, 2003 (the "Final Repayment Date"). The aggregate principal amount of the Term Loan shall be payable in 25 equal quarterly installments commencing January 30, 1998 and quarterly thereafter on the last Banking Day of each March, June, September and January (in each case, as reduced by the application of any prepayments pursuant to this Section 4(1) or Section 4(2)). The Borrower may defer up to two consecutive amortization payments provided that, while any such deferral remains in effect, (i) all Net Cash Flow generated by the Borrower during the period commencing three months after the first day of such deferral will be applied to reduce the deferred amortization payments, and (ii) during the period commencing on the date that the Borrower notifies the Bank of its intention to defer an amortization payment hereunder until the date that such amortization payment has been repaid in full, the Borrower will not make any new Discretionary Expenditure. The Borrower shall have the right at any time and from time to time to prepay all or any part of the Term Loan without notice or bonus provided that any such prepayment is applied pro rata against future quarterly principal payments hereunder (other than January 30 amortization payments, which may be prepaid at any time from December 31 to January 30 in direct order of maturity) and is in an amount of at least $5,000,000. All prepayments of amounts outstanding as LIBOR Loans shall be permitted only on the maturity date thereof, unless the Borrower indemnifies the Bank for any breakage costs associated therewith.

(2) If at any time the Borrower sells, assigns or transfers any of its ownership interest in Niugini, and if, at the time of such sale, assignment or transfer, a Default has occurred and is continuing hereunder, the proceeds of such sale, assignment or transfer will be used to prepay the Term Loan (to the extent necessary to cure the Default if the Default results from a failure to comply with one of the covenants listed in Annex III). Thereafter, such sale proceeds will be applied by the Borrower to prepay the Term Loan, in inverse order of maturity, by an amount equal to the lesser of (i) that amount necessary to effect a 50% reduction of the principal amount of the Term Loan then outstanding, and (ii) the amount of such sale proceeds.

(3) If the Borrower sells any of its ownership interest in Niugini and, at the time of the sale no Default has occurred and is continuing, the proceeds of such sale will be applied by the Borrower to prepay the Term Loan in inverse order of maturity (unless the Borrower has deferred any amortization payment, as contemplated under Section 4(1) above, in which case prepayments will be applied first to the deferred amortization payment and then in inverse order of maturity) by an amount equal to the lesser of (i) that amount necessary to effect a 50% reduction of the principal amount of the Term Loan then outstanding, and (ii) the amount of the sale proceeds.

5. Representations and Warranties. To induce the Bank to enter into this Agreement and to make the Term Loan, the Borrower hereby represents and warrants to the Bank as described in Annex V, upon each of which representations and warranties the Bank specifically relies.

6. Financial Information, Reports and Certificates. The Borrower shall, so long as any amount remains outstanding under the Term Loan and except as otherwise permitted by the prior written consent of the Bank, deliver to the Bank the financial information, reports and certificates set forth in Annex VI.

7. Security. The Borrower shall execute and deliver to the Bank a securities pledge agreement substantially in the form of Schedule A, pursuant to which the Borrower will grant a security interest to the Bank in all of its right, title and interest in all shares of Niugini acquired by the Borrower pursuant to the Acquisition. The securities pledge agreement shall be supported by certified copies of all required corporate authorizations and a legal opinion in form satisfactory to the Bank's counsel.

8. Covenants. So long as any amount advanced or otherwise owing hereunder remains unpaid and for so long as the Borrower is entitled to receive further advances hereunder, the Borrower covenants in favour of the Bank as described in Annexes III, VII and VIII.

9.        Events of Default.

(1) The events listed in Annex IX shall constitute Events of Default hereunder.

(2) Upon the occurrence of any Event of Default and notwithstanding any other provision of this Agreement, all Bank Indebtedness shall, at the option of the Bank, immediately become due and payable without presentation, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and all security held by the Bank shall thereupon become enforceable by the Bank or its duly authorized agent.

(3) The rights and remedies of the Bank hereunder are cumulative and in addition to and not in substitution for any rights or remedies provided by law.

(4) If a Default has occurred and is continuing, the Bank may appropriate any monies received by it from the Borrower or others in or towards payment of such of the indebtedness and liability of the Borrower to the Bank as the Bank in its discretion may see fit, and the Borrower shall have no right to require any inconsistent appropriation.

10. Non-Merger. The taking of a judgment or judgments or any other action or dealing whatsoever by the Bank in respect of any security given by the Borrower to the Bank shall not operate as a merger of any indebtedness or liability of the Borrower to the Bank or in any way suspend payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Bank may have in connection with such liabilities and the foreclosure, surrender, cancellation or any other dealing with any security held by the Bank.

11. Conditions Precedent. The Bank will not be obligated to establish the Credit or make the Term Loan unless and until each of the following conditions has been fulfilled, satisfied and performed in a manner satisfactory to the
Bank:

         (a) the Bank shall have received this Agreement and any other documentation required hereunder, in form and substance satisfactory to the Bank, acting reasonably;

         (b) the Acquisition shall be ready to close; and the aggregate purchase price shall not exceed U.S.$180 million, and the balance of such purchase price (above

                  U.S.$145 million) shall have been funded by subordinated debt provided by the Parent on terms and conditions satisfactory to the Bank;

         (c) the Bank shall have received all fees and expenses required to be paid on or before the Closing Date;

         (d) all governmental and regulatory approvals required in connection with the Acquisition and the financing contemplated hereby shall have been obtained and be in full force and effect;

         (e) the Bank and the Agent shall have received such legal opinions (including opinions from counsel to the Borrower and from such special and local counsel as may be required by the Bank), officer's certificates, borrowing notices and documents and other instruments as are customary for transactions of this type or as they may reasonably request;

         (f) the Acquisition shall have been approved by the boards of directors of the Borrower and the Parent and the Credit shall have been approved by the board of directors of the Borrower;

         (g) the Bank shall have received (i) balance sheets, statements of income and retained earnings and statements of cash flows of the Borrower (pro forma for the Acquisition), the Parent (audited) and Niugini for the fiscal year ended December 31, 1996, and (ii) corresponding unaudited financial statements in respect of each of such parties for the six month period ended June 30, 1997; in addition, the Bank shall have received balance sheets, statements of income and retained earnings and statements of cash flow of the Borrower, pro forma for the Acquisition;

         (h) the Bank shall have received and be satisfied with the technical attributes (including environmental compliance and risk) of the Borrower's Golden Giant and Holloway operations including (but not limited to) the Borrower's initial Cash Flow Model;

         (i) arrangements satisfactory to the Bank, acting reasonably, will be in place to effect the repayment and cancellation of the Parent's U.S.$150 million syndicated revolving credit facility, and pending such cancellation, the Borrower will not make any borrowing thereunder;

         (j) the Bank shall have received an opinion of the Bank's lawyers satisfactory to the Bank, respecting all legal matters incident to the transactions referred to herein;

         (k) the representations and warranties contained in Annex V shall be true and correct in all material respects; and

         (l) the Bank shall be satisfied that no Default or Event of Default has occurred or would occur as a result of making the Term Loan.

12. Fees. The Borrower agrees to pay to the Bank the fees set forth in Annex I and such other fees as may be agreed to by the parties in writing.

13. Headings. The headings set forth in this Agreement are for the convenience of reference only and shall not affect the interpretation of this Agreement.

14. Waiver. No delay on the part of the Bank in exercising any right or privilege referred to herein shall operate as a waiver thereof unless made in writing and signed by an authorized officer of the Bank. No written waiver shall preclude the further or other exercise by the Bank of any right, power or privilege hereunder.

15. Further Assurances. The Borrower shall from time to time forthwith on the Bank's request do, make and execute all such documents, acts, matters and things as may be required by the Bank and which the Borrower can reasonably do in order to give effect to this letter and the transactions referred to herein. At the request of the Borrower, the Bank shall from time to time provide the Borrower with details of the amounts outstanding under this Agreement.

16. Notices. Any notice, demand or other communication required or permitted to be given to any party hereunder shall be in writing and shall be either:

       (i)        personally delivered; or
      (ii)        sent by same-day or next-day courier; or
     (iii) sent by facsimile or similar method of telecommunication, charges prepaid.

Any notice so given shall be sent to the parties at their respective addresses set out on the signature page(s) of this Agreement. Any party may from time to time change its address by written notice to the other parties given in accordance with the provisions hereof. Any notice or communication sent by courier shall be deemed to have been received on the next business day after which it was so sent. Any notice given by personal delivery shall be deemed to be received on the date of delivery and any notice sent by telecopier or similar method of telecommunication shall be deemed to be received on the date of the sending of the telecopy or similar method of telecommunication.

17. Governing Law. This Agreement, the transactions referred to herein and all certificates and other documents delivered hereunder shall be construed and interpreted in accordance with the laws of Ontario and the Borrower hereby attorns to the non-exclusive jurisdiction of the Ontario courts for these purposes.

18. Assignment. The Bank shall be permitted to assign and sell participations in the Term Loan, subject in the case of assignments (other than to a resident Canadian affiliate of the Lender), to the consent of the Borrower (which consent, in each case, shall not be unreasonably withheld, and provided that the Borrower's consent shall not be required at any time after a default has occurred and is continuing). In the case of partial assignments, the minimum assigned amount shall be U.S.$5 million and the amount held by a lender after any such assignment shall not be less than U.S.$5 million. In the case of any assignment or participation, the assignee or participant shall pay to the Bank a fee in the amount of $3,000. No assignment by the Bank of its rights or obligations hereunder or grant by the Bank of a participation will result in the Borrower being required to pay an amount hereunder in addition to any amount the Borrower would otherwise have been required to pay hereunder if such assignment or participation had not been made or granted, as the case may be, or otherwise increase the costs of the Borrower hereunder.

19. Expenses. The Borrower shall pay (a) all reasonable expenses of the Bank associated with the preparation, execution, delivery and administration of this Agreement, including the reasonable fees and disbursements and other charges of counsel (subject to any written agreement between the Borrower and the Bank), (b) all reasonable expenses of the Bank in connection with any amendment or waiver of this Agreement, including the reasonable fees and disbursements and other charges of counsel, and (c) all expenses of the Bank in connection with the enforcement of this Agreement, including the fees and disbursements and other charges of counsel.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and both of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to provide more than one counterpart. The Borrower and the Bank acknowledge that they may to execute this Agreement and to deliver copies of the execution pages to each other by facsimile transmission on the understanding that original execution pages will be exchanged at a later date. In the meantime, the Borrower and the Bank agree that they may rely upon the faxed execution pages as if they were originals.

                  Please acknowledge your acceptance of the foregoing by executing the enclosed duplicate of this Agreement and returning it to us.

                                              Yours very truly,





Canadian Imperial Bank of Commerce            CANADIAN IMPERIAL BANK OF COMMERCE
3rd Floor, Commerce Court West
Toronto, Ontario
M5L 1A2
                                              By:     /s/ E. G. Ramsay
                                                 -------------------------------
Attention:         Mr. E.G. Ramsay            Name:   E. G. Ramsay
                   Director, Global Mining    Title:  Director

Facsimile No:      416-359-0408


                  The undersigned agrees to the foregoing as of the date first set forth above.




Battle Mountain Canada Ltd.                   BATTLE MOUNTAIN CANADA LTD.
Royal Trust Tower, Suite 2500
Toronto-Dominion Centre                       By:      /s/ Michael C. Proctor
77 King Street West                               ------------------------------
Toronto, Ontario                              Name:  Michael C. Proctor
M5K 1J5                                       Title: Vice President - Finance
                                                     and Corporate Secretary
                                                                             c/s
Attention:         Vice President             By:      /s/ Thomas P. Bausch
Facsimile No.      416-367-5535                  ------------------------------
                                              Name:  Thomas P. Bausch
                                              Title: Treasurer



Annex I       -   Interest and Certain Fees
Annex II      -   Pricing Grid
Annex III     -   Financial Covenants Applicable to the Borrower
Annex IV      -   Definitions of Terms
Annex V       -   Representations and Warranties
Annex VI      -   Financial Information, Reports and Certificates
Annex VII     -   Affirmative Covenants
Annex VII     -   Negative Covenants
Annex IX      -   Events of Default
Annex X       -   Change of Circumstances; Indemnities

Schedule A    -   Form of Securities Pledge Agreement

                                                                         ANNEX I
                            INTEREST AND CERTAIN FEES


LOAN AVAILMENT                The Borrower may elect that all or a portion of
OPTIONS AND PRICING           the Term Loan bear interest at a rate per annum
                              equal to USBR plus the Applicable Margin or LIBOR plus the Applicable Margin. LIBOR Loans shall have a term of between 30 days and 360 days, as selected by the Borrower, and subject to availability to the Lenders.


                              As used herein:

                              "Applicable Margin" means, for each type of Loan, a percentage determined in accordance with the pricing grid attached as Annex II.

                              "LIBOR" means the rate of interest per annum, calculated on the basis of a 360 day year, equal to the simple average (rounded upward, if necessary, to the nearest whole multiple of 1/100 of one percent) of the rates shown on the display referred to as the "LIBOR Page" (or any display substituted therefor) of the Reuters Domestic Money Service with respect to the banks in the London interbank market named in the display as at 11:00 a.m. (London, England time) on the second banking day prior to the first day of such interest period, for a deposit period comparable to such interest period.

                              "USBR" means the higher of (i) the rate publicly announced by CIBC from time to time as its base rate for US Dollar commercial loans made in Canada, and (ii) the rate on overnight Federal Funds transactions with members of the Federal Reserve System in the United States, as published on the next succeeding business day by the Federal Reserve Bank in New York plus 0.50%.

INTEREST PAYMENT              In the case of any portion of the Term Loan
DATES                         bearing interest based on USBR, monthly in
                              arrears. In the case of any portion of the Term
                              Loan bearing interest based on LIBOR, the earlier of (i) the last day of the interest period for such LIBOR Loan, and (ii) quarterly, in each case in arrears.

DEFAULT RATE                  At any time when the Borrower is in default under
                              the Credit Documentation, the principal amount of the Term Loan shall bear interest at 2% above the rate otherwise applicable thereto.

                              Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to USBR Loans.

RATE AND FEE BASIS            LIBOR interest rates are to be calculated on the
                              basis of a year of 360 days, for the actual days elapsed. Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest
                              "per annum" or a similar expression is used, such interest will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed reinvestment of interest. All payments of interest to be made hereunder will be paid both before and after maturity and before and after default and/or judgment, if any, until payment thereof, and interest will accrue on overdue interest, if any.

INTEREST ACT                  The annual rates of interest and fees to which the
DISCLOSURE                    rates of interest and fees provided for herein
                              (and stated herein to be calculated on the basis of a 360 day year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360.

                                                                        ANNEX II

                                  PRICING GRID



================================================================================

DEBT RATING OR, IN ABSENCE OF SAME:         LIBOR+                 USBR


TOTAL DEBT TO CAPITALIZATION
================================================================================

BB-/Ba3 or                                  150 bp                  50 bp
greater than 42.5%
--------------------------------------------------------------------------------
BB/Ba2 or                                    80 bp                    Nil
greater than 30 - 42.5%
--------------------------------------------------------------------------------
BB+/Ba1 or                                 62.5 bp                    Nil
greater than 25 - 30%
--------------------------------------------------------------------------------
BBB-/Baa3 or                                 45 bp                    Nil
greater than 20 - 25%
--------------------------------------------------------------------------------
BBB/Baa2 or                                  40 bp                    Nil
= or less than 20%
================================================================================


                                                                       ANNEX III


                 FINANCIAL COVENANTS APPLICABLE TO THE BORROWER


         The Credit Documentation will include the following financial covenants:

         TANGIBLE NET WORTH: The Borrower shall maintain minimum adjusted tangible net worth of U.S.$200 million plus an amount equal to 50% of cumulative unconsolidated net income of the Borrower, if positive, after September 30, 1997. Adjusted tangible net worth means shareholders equity of the Borrower as at the Closing Date less intangibles.

         TOTAL DEBT TO TOTAL CAPITALIZATION RATIO: The Borrower shall maintain a maximum Total Debt to Total Capitalization Ratio of 0.45:1. Total Debt to Total Capitalization means the ratio of (i) all indebtedness for borrowed money (including letters of credit to the extent the aggregate principal amount thereof exceeds Cdn.$7,500,000 and guarantees of money borrowed by third parties) of the Borrower, to (ii) the indebtedness for borrowed money (including letters of credit to the extent the aggregate principal amount thereof exceeds Cdn.$7,500,000 and guarantees of money borrowed by third parties) of the Borrower, plus the shareholders equity of the Borrower.

         DISCRETIONARY EXPENDITURES: The Borrower shall ensure that, in any fiscal quarter, Discretionary Expenditures shall not exceed Net Cash Flow for such fiscal quarter, unless such excess of Discretionary Expenditures are funded from the previous fiscal quarter's Surplus Cash, or by new equity or subordinated debt funded in the current fiscal quarter.

         RESERVE TAIL: The Borrower shall at all times maintain a minimum "Reserve Tail" of at least 676,000 ounces of proven and probable recoverable gold reserves.

         GOLD RESERVES: The Borrower shall at all times ensure that its proven and probable recoverable gold reserves are sufficient to constitute at least two times coverage of its present and future obligations to deliver gold.

         The Tangible Net Worth covenant and the Total Debt to Total Capitalization will be tested quarterly. The Reserve Tail and Gold Reserves covenants will be complied with at all times. A senior financial officer of the Borrower will certify compliance with all such covenants quarterly. All of such covenants will be determined on an unconsolidated basis.

                                                                        ANNEX IV


                              DEFINITIONS OF TERMS

APPLICABLE LAW:               With respect to any Person, property, transaction,
                              event or other matters, any law, statute, regulation, order, judgment, decree, treaty, directive or other requirement having the force of law (collectively, the "Law") relating or applicable to such Person, property, transaction, event or other matter, and shall also include any interpretation of the Law or any part thereof by any person having jurisdiction over it or charged with its administration or interpretation;



CASH FLOW MODEL:              A cash flow model to be developed by the Borrower
                              both as a condition precedent to this financing and annually thereafter and whenever the forecasted Life of the Mine changes (unless requested more frequently by the Agent). The model is to be based on the Borrower's then prevailing
                              Life of Mine forecasts for each of the Golden
                              Giant and Holloway mines and the initial Cash Flow
                              Model will factor in the following input assumptions:

                              -     US$325/oz gold price for unhedged
                                    production, the hedged price for hedged
                                    production;
                              - as regards to the US/Cdn exchange rate, 1.35 in Year 1, and 1.30 in Year 2, and 1.25 in thereafter;
                              -     unescalated prices/costs;
                              -     factor in as cash outlays - all cash
                                    operating costs/expenses, maintenance
                                    capital expenditures, royalties, cash taxes, cash reclamation, etc.

DISCRETIONARY                 Any cash expenditures of the Borrower not incurred
EXPENDITURES:                 solely with respect to normal course operations of
                              the Golden Giant mine, the Holloway mines, or the Toronto office (and, for these purposes, up to Cdn.$10,000,000 of exploration expenses in any fiscal year shall be considered part of normal course operations). Discretionary expenditures include, without limitation, dividends, payments
                              (principal or interest) on subordinated debt, capital expenditures in excess of normal sustaining capital expenditures, new investments and Parent allocated expenses.

MATERIAL ADVERSE              A material adverse effect on the business,
EFFECT:                       condition (financial or otherwise), operations,
                              properties or reasonably foreseeable prospects of the Borrower.

NET CASH FLOW:                Net Income, plus: depreciation, interest on
                              subordinated debt, deferred taxes and other non-cash expenses less: capital expenditures, scheduled principal payments, mandatory prepayments, and other non-cash income.

RESERVE TAIL:                 676,000 ounces of proven and probable gold
                              reserves, calculated by adding the total forecast production to come from respectively Golden Giant
                              (528,000 oz.) and Holloway (148,000 oz.) in the two years (ie. 2004/5) following the final scheduled loan repayment.

SURPLUS CASH:                 The Borrower's cash (or cash equivalent) position,
                              at the end of each fiscal quarter, less the following fiscal quarter's debt service obligations in respect of indebtedness of the Borrower hereunder.

                                                                         ANNEX V

                         REPRESENTATIONS AND WARRANTIES


(1) Corporate Existence; Compliance with Law; Activities. The Borrower (a) is a corporation duly organized and existing under the laws of its the Province of Ontario, (b) has the power and authority to own its property and to carry on its business as presently constituted, and (c) is in compliance with all requirements of Applicable Law (including, without limitation, environmental laws) except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(2) Corporate Power; Authorization; Consents. The Borrower has the power and authority to make, deliver and perform its obligations under this Agreement and the Borrower has the power and authority to borrow money under this Agreement. The Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and to borrow money under this Agreement. No consent or authorization of, or filing with, any person (including, without limitation, any governmental authority) is required in connection with the execution, delivery or performance by the Borrower of its obligations under this Agreement, or the validity or enforceability against the Borrower of this Agreement, except for consents, authorizations and filings which have not been obtained or made on or prior to the Closing Date where the failure to obtain or make such consents, authorizations or filings could reasonably be expected to have a Material Adverse Effect.

(3) Enforceable Obligation. This Agreement constitutes a legal, valid and binding obligation of the Borrower and this Agreement is enforceable against the Borrower in accordance with its terms, except as enforceability and the rights and remedies set out herein or in any judgment arising out of or in connection herewith may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(4) No Legal Bar. The execution, delivery and performance by the Borrower of this Agreement, and the borrowing of money hereunder, the use of the proceeds of such borrowing and the transactions contemplated hereby will not violate any requirement of law or contractual obligation of the Borrower, except for violations which could not reasonably be expected to have a Material Adverse Effect.

(5) No Litigation. No investigation or proceeding of any governmental authority is (to the knowledge of the Borrower after due enquiry) pending against the Borrower or against any of its properties or revenues, which could reasonably be expected to have a Material Adverse Effect, and no litigation, investigation or proceeding of or before any arbitrator or governmental authority is (to the knowledge of the Borrower after due enquiry) pending by or against the Borrower or against any of its properties or revenues, which could reasonably be expected to have a Material Adverse Effect.

(6) No Default. The Borrower is not in default under or with respect to any contractual obligation in any respect which could reasonably be expected to have a Material Adverse Effect

(7) No Burdensome Restrictions. The Borrower is not a party to nor bound by any contractual obligation or requirement of law which could reasonably be expected to have a Material Adverse Effect.

(8) Taxes. The Borrower has filed all tax returns which, to the knowledge of the Borrower, are required to have been filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in its books); and no tax liens have been filed and, to the knowledge of the Borrower after due enquiry, no claims are being asserted with respect to any such taxes, fees or other charges.

(9) No Event of Default. No Event of Default has occurred and no event has occurred (with the giving of notice, the lapse of time or both) would constitute an Event of Default. The Borrower is not in default under any agreement, guarantee, indenture or instrument to which the Borrower is a party or by which it is bound the breach of which could reasonably be expected to have a Material Adverse Effect.

(10) Unconsolidated Financial Statements. The unconsolidated financial statements of the Borrower as at December 31, 1996 present fairly the unconsolidated financial position of the Borrower as at that date and the unconsolidated results of the operations and the changes in the financial position of the Borrower for the period ended on that date in accordance with Canadian GAAP, except for the fact that they are prepared on an unconsolidated basis.

(11) Material Adverse Change. Since December 31, 1996 there has been no change in the unconsolidated financial position or the unconsolidated results of the operations of the Borrower that could reasonably be expected to have a Material Adverse Effect.

(12) Ranking of Claims. The claims of the Bank against the Borrower under this Agreement will rank pari passu with the claims of all of the Borrower's other unsecured, unsubordinated creditors except those whose claims are preferred solely by bankruptcy, insolvency or laws of general application affecting creditors' rights generally.

(13) Full Disclosure. All statements made or furnished by the Borrower to the Bank in connection with the negotiation or confirmation of the transactions contemplated were, as of the time such statements were made, taken as a whole, true and correct, and all expressions of expectation, intention, belief and opinion contained therein were honestly made on reasonable grounds after due and careful inquiry by the Borrower. There is no fact which the Borrower has not disclosed to the Bank in writing which could reasonably be expected to have a Material Adverse Effect.

(14) No Default, etc. Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance by the Borrower with the terms and conditions hereof conflicts with, or results in, any breach of, or constitute a default under any of the provisions of the constating documents of the Borrower or of any agreement or instrument to which it is a party or by which it, or any of its property or assets, are bound, or, except as contemplated by this Agreement, results or will result in the creation or imposition of any security interest upon any of its properties or assets or in the contravention of any requirement of law or rule or regulation to which it is subject.

(15) Title to Assets. The Borrower has good and valid title to all of its assets, subject to no mortgage, charge, lien, security interest or other encumbrance securing indebtedness for borrowed money, except for those Liens permitted under clause (1) of Annex VIII. The Borrower has such title to its assets as is necessary for the conduct of its business.

(16) Solvency. The Borrower is not insolvent and it will not be insolvent immediately following the completion of the transactions contemplated by, or referred to in, this Agreement.

(17) Insurance. The Borrower maintains insurance for its assets and business in such amount, against such risks and with such deductibles as generally maintained by prudent mining companies.

                                                                        ANNEX VI

                FINANCIAL INFORMATION, REPORTS AND CERTIFICATES


The Borrower shall deliver to the Bank:

         (a) as soon as available and in any event within 120 days after the end of each fiscal year, (i) its annual audited unconsolidated financial statements, together with comparative figures for the previous fiscal year, accompanied by a report and opinion of the Borrower's auditors (who shall be a firm of independent chartered accountants of national standing), which report and opinion may be subject only to such qualifications as shall not in the reasonable opinion of the Bank materially adversely affect the financial condition or operations of the Borrower, (ii) the Parent's and Niugini's annual audited consolidated financial statements, together with comparative figures for the previous fiscal year, accompanied by a report and opinion of auditors of the Parent or Niugini, as applicable (who shall be a firm of independent chartered accountants of national standing), (iii) its annual business plan, which shall include, without limitation, its annual operating budgets and a financial forecast for the then-current year as well as extending two years beyond the Final Repayment Date, all as approved by the Board of Directors of the Borrower, (iv) a compliance certificate of the chief financial officer, treasurer or controller of the Borrower, and (v) a Cash Flow Model extending two years beyond the Final Repayment Date;

         (b) as soon as practicable and in any event within 60 days after the end of each fiscal quarter, (i) its unaudited unconsolidated financial statements as at the end of each such quarter, certified correct by the chief financial officer, treasurer or controller of the Borrower, (ii) the Parent's and Niugini's unaudited consolidated financial statements as at the end of each such quarter, certified correct, and (iii) a compliance certificate of the chief financial officer, treasurer or controller of the Borrower; and

         (c) from time to time such other information relating to the conduct of the business and affairs of the Borrower as the Bank may reasonably request.

                                                                       ANNEX VII

                             AFFIRMATIVE COVENANTS


The Borrower covenants that, so long as any amount advanced or otherwise owing hereunder remains unpaid, it will:

(1) duly and punctually pay or cause to be paid to the Bank all principal and interest payable hereunder and all other amounts payable hereunder on the dates and at the places and in the manner set forth herein;

(2) do or cause to be done all things necessary to keep in full force and effect its corporate existence and all material rights, franchises, permits, approvals, licenses and qualifications necessary to carry on its business or own its property in each jurisdiction in which it carries on business or owns property;

(3) continue to conduct and operate a business substantially of the same nature as that conducted and operated by it as at the date of this Agreement and to conduct such business in a proper, efficient and businesslike manner;

(4) comply with its constating documents and all requirements of law (including any enacted or adopted for the regulation, protection and conservation of the natural environment) and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any governmental authorities or other persons having authority over it, including health, safety, environmental protection, employment standards and labour codes of all applicable governmental authorities, and obtain and maintain in good standing all licences, permits and approvals from any and all governmental authorities required in respect of its operations, if the failure to comply therewith or obtain and maintain the same could reasonably be expected to materially and adversely affect its condition (financial or otherwise), its ability to carry on its business or a significant part thereof or its ability to perform its obligations hereunder;

(5) maintain property and liability insurance with responsible and reputable insurance companies or association in such amounts covering such risks, including business interruption, as are customarily covered by prudent mining companies;

(6) pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its business or property, except any such taxes, assessments and governmental charges or levies which are being contested in good faith and by proper proceedings or which could not, in the aggregate, be reasonably expected to have a Material Adverse Effect;

(7) keep books and records of account in which full, true and correct entries in accordance with all Applicable Law shall be made of all its dealings and transactions; and permit representatives of the Bank to visit and inspect any of its property and to examine and make abstract from any of its books and records at any reasonable time and as often and as may reasonably be requested, and to discuss its business, property, condition (financial or otherwise) and prospects with its senior officers and (in the presence of such of its representatives, if any, as it may designate) with its independent chartered accountants;

(8) promptly give notice to the Bank of any action, suit or proceeding affecting the Borrower that could, if determined adversely, reasonably be expected to have a Material Adverse Effect, and from time to time furnish to the Bank all information reasonably required by the Bank with respect to the status of any such action, suit or proceeding;

(9) forthwith give notice to the Bank of any matter or thing that constitutes an Event of Default or that (with the giving of notice, the lapse of time or both) would constitute an Event of Default; and

(10) promptly give notice to the Bank of any event which has materially and adversely affected the ability of the Borrower to perform any of its obligations under this Agreement, or which could reasonably be expected to have a Material Adverse Effect.

                                                                      ANNEX VIII

                               NEGATIVE COVENANTS

              The Borrower covenants that, so long as any amount advanced or otherwise owing hereunder remains unpaid, it will not:


(1) create any mortgage, charge, hypothec, pledge, lien or other security (collectively, "Liens") on any of its assets to secure any indebtedness for borrowed money, provided that this covenant will not apply to nor operate to prevent:

         (a) Liens created upon any real or personal assets of the Borrower to secure or securing the whole or any part of the purchase price of such assets or the whole or any part of the cost of constructing or installing fixed improvements thereon (including any Lien given to secure indebtedness incurred for the construction of townsites, employees' housing, warehouses or office premises) or to secure or securing the repayment of money borrowed to pay the whole or any part of such purchase price or cost or any vendor's privilege or lien on such assets securing all or any part of such purchase price or cost, including title retention agreements and leases in the nature of title retention agreements; provided that the aggregate outstanding amount of all such purchase money security interests does not exceed $5,000,000; and

         (b) any renewal, refunding or extension of any Lien referred to in the foregoing clauses in which the principal outstanding after such renewal, refunding or extension is not increased and the Lien is limited to the assets originally subject thereto and any improvements thereon; and

         (c) Liens in respect of which the Bank has given its specific written consent.

(2) create, incur, assume or suffer or permit to exist any indebtedness for borrowed money (including any guarantee for borrowed money) except:

         (a)      indebtedness for borrowed money in favour of the Bank;

         (b) indebtedness for borrowed money secured by purchase money security interests or incurred pursuant to an operating lease in an aggregate amount not exceeding $5,000,000 at any time;

         (c) any indebtedness for borrowed money to which the Bank specifically consents in writing;

         (d) indebtedness for borrowed money incurred for the purpose of providing operating credit to the Borrower in an amount not to exceed Cdn. $10,000,000;

         (e) indebtedness incurred by the Borrower under hedging transactions involving a marked to market exposure in an aggregate amount not to exceed U.S.$25,000,000.

         (f) indebtedness owing by the Borrower to the Parent, the payment of which is subordinated and postponed to the prior payment of all indebtedness hereunder on terms and conditions satisfactory to the Bank or the repayment of which is treated as a Discretionary Expenditure.

(3) liquidate, dissolve or wind-up or take any steps or proceedings in connection therewith.

(4) enter into any transaction whereby all or substantially all of its assets would become the property of any other person (a "Successor") whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise, unless:

         (a) prior to or contemporaneously with the consummation of such transaction the Borrower and/or the Successor have executed such instruments and done such things as are necessary or advisable to establish that upon the consummation of such transaction;

                  (i) the Successor will have assumed all the covenants and obligations of the Borrower under this Agreement; and

                  (ii) this Agreement will be a valid and binding obligation of the Successor entitling the Bank, as against the Successor, to exercise all its rights under its Agreement;

         (b) such transaction will be on such terms and will be carried out at such times and otherwise in such manner as is not prejudicial to the interests of the Bank or to its rights and powers hereunder; and

         (c) at the time of, and after giving effect to, such transaction, no Default or Event of Default exists or would result therefrom.

         Whenever the conditions of this provision have been duly observed and performed, the Successor will possess and from time to time may exercise each and every right and power of the Borrower under this Agreement in the name of the Borrower or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Borrower may be done and performed with like force and effect by the like directors or officers of the Successor.

(5) convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its property, whether now owned or hereafter acquired, and not abandon or cease operations at the Golden Giant mine;

(6) make any payment (i) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of its capital or any warrants, options or rights to acquire any such share, or the making by the Borrower of any other distribution in respect of any shares of its capital, (ii) of any principal or interest or premium on or of any amount with respect of a sinking or analogous fund or defeasance fund for any indebtedness or liabilities of such of the Borrower ranking in right of payment subordinate to any liability of the Borrower hereunder, or (iii) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any affiliate of the Borrower or to any director or officer thereof.

(7) amend any of its constating documents or by-laws in a manner that would be prejudicial to the interests of the Bank hereunder; or

(8)      change its fiscal year-end.

                                                                        ANNEX IX

                                EVENTS OF DEFAULT


The following events shall constitute Events of Default:

(1) if the Borrower defaults in any payment of the principal of any loan when the same is due and payable hereunder and such default continues for one Banking Day after notice specifying such default has been given by the Bank to the Borrower;

(2) if the Borrower defaults in any payment of any amount payable hereunder, other than the principal of any loan, when the same is due and payable hereunder and such default continues for a period of three Banking Days after notice specifying such default has been given by the Bank to the Borrower;

(3) if the Borrower defaults in delivering any financial statement within the required period of time and such default continues for a period of 15 days after notice specifying such default has been given by the Bank to the Borrower;

(4) if the Borrower defaults in observing or performing any of the covenants contained in Annex VIII (Negative Covenants) to this Agreement and, in the case of a default which is capable of being cured, such default is not cured within 5 Business Days after notice specifying such default has been given by the Bank to the Borrower;

(5) if any of the representations and warranties set out in Annex V to this Agreement are or prove to have been incorrect when made;

(6) if the Borrower defaults observing or performing any covenant or condition herein contained on its part to be observed or performed (other than a covenant or condition, the breach or default in performance of which is specifically dealt with elsewhere in this Annex
         IX) and such default continues for a period of 30 days after notice has been given by the Bank to the Borrower specifying such default and requiring the Borrower to put an end to same;

(7) if the Borrower defaults in payment of the principal of or interest on any indebtedness for borrowed money (other than indebtedness for trade credit incurred in the ordinary course of carrying on business or indebtedness where recourse is limited to assets securing such indebtedness and proceeds from a sale thereof) having an outstanding principal amount in excess of $1,000,000 at the time of default or if the Borrower defaults in the performance of any other covenant contained in any instrument under which such obligations are created or issued and the holders thereof, or a trustee, if any, for such holders declare such obligation to be due and payable prior to the stated maturity thereof;

(8) if an order is made or an effective resolution passed for the winding-up, liquidation or dissolution of the Borrower or Parent, and the Borrower or Parent, as the case may be, fails to file an appeal therefrom within the applicable appeal period or, if the Borrower or Parent does file an appeal therefrom within such period, such order or resolution is not, and does not remain, vacated, discharged or stayed;

(9) if the Borrower or Parent makes a general assignment for the benefit of its creditors or otherwise acknowledges its insolvency, or if a bankruptcy receiving order is made against the Borrower or Parent and the Borrower or Parent, as applicable, fails to file an appeal therefrom within the applicable appeal period or, if the Borrower or Parent, as applicable, does file an appeal therefrom within such period, such order is not, and does not remain, vacated, discharged or stayed, or if the Borrower or Parent makes an authorized assignment or a proposal to its creditors, or seeks relief, under any bankruptcy or insolvency or analogous law (including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or the Winding Up and Restructuring Act (Canada)), or if the Borrower or Parent consents to or acquiesces in the appointment of a trustee, custodian, receiver or receiver and manager or any other officer with similar powers of itself or of all of the assets of the Borrower or Parent, as applicable, or of any part thereof the loss of which could reasonably be expected to materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement;

(10) if an encumbrancer takes possession of all of the assets of the Borrower or of any part thereof the loss of which could reasonably be expected to materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement, or if any process or execution is levied or enforced upon or against all of the assets of the Borrower or any such part thereof and remains unsatisfied for such period as would permit any such assets to be sold thereunder, unless such taking of possession, process or execution is in good faith disputed by the Borrower, but in that event the Borrower will, if the Bank so requires, give security to the Bank that, in the discretion of the Bank, is sufficient to pay in full the amount thereby claimed in case the claim is held to be valid; or

(11) if a judgment or decree for the payment of money is obtained or entered against the Borrower in an amount that could reasonably be expected to materially and adversely affect the ability of the Borrower to perform any of its obligations under this Agreement and the Borrower fails to file an appeal therefrom within the applicable appeal period or, if the Borrower does file an appeal therefrom within such period, such judgment or decree is not, and does not remain, vacated, discharged or stayed.

(12) if the Borrower changes the nature or scope of its business in any material respect or ceases or threatens to cease to carry on the ordinary course of its business;

(13) if any obligation or other provision in this Agreement terminates or ceases to be the legally valid, binding and enforceable obligation of the Borrower or if the Borrower or any Person on behalf of the Borrower contests in any manner, the legality, validity, binding nature or enforceability of this Agreement; or

(14)     if Parent ceases to own 100% of the voting stock of the Borrower.

                                                                         ANNEX X

                       CHANGE OF CIRCUMSTANCES; INDEMNITY


(1)      MARKET DISRUPTION

                  If at any time the Bank makes a determination, which will be binding upon the Borrower, that:


         (a) by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the LIBOR Rate with respect to a LIBOR Loan;

         (b) the making or continuing of a LIBOR Loan has been made impracticable by the occurrence of an event which materially adversely affects the London interbank market; or

         (c) the LIBOR Rate will not accurately reflect the effective cost of the Bank's funding a LIBOR Loan for an interest period,

then the Bank will give notice thereof to the Borrower together with reasonable detail as to the basis upon which it made its determination. Upon the giving of such notice the right of the Borrower to request the conversion of U.S. Base Rate Loans into LIBOR Loans will be suspended until the Bank determines that the basis for its determination no longer exists, and any outstanding LIBOR Loan shall be converted to a U.S. Base Rate Loan at the end of the applicable interest period.

(2)      CHANGE IN LAW

                  If any change in any Applicable Law, rule, guideline, treaty or official directive (whether or not having the force of law) or in the interpretation or application thereof by any court or by any governmental agency, central bank or other authority or entity charged with the administration thereof which now or hereafter:


(a) subjects the Bank to any tax or changes the basis of taxation, or increases any existing tax, on payments of principal, interest, fees or other amounts payable by the Borrower to the Bank under this Agreement (except for taxes on the overall net income, assets or capital of the Bank);

(b) imposes, modifies or deems applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by, an office of the Bank; or

         (c) imposes on the Bank or expects there to be maintained by the Bank any capital adequacy or additional capital requirements in respect of the Term Loan hereunder or any other condition with respect to this Agreement, and the result of any of the foregoing (but only to the extent the effect of the foregoing has not been reflected in the U.S. Base Rate or the LIBOR Rate or in any other rate or fee payable hereunder) will be to increase the cost to, or reduce the amount of principal, interest or other amount received or receivable by the Bank hereunder or its effective return hereunder in respect of making, maintaining or funding the Term Loan, the Bank will determine that amount of money which will compensate the Bank for such increase in cost or reduction in income (herein referred to as "Additional Compensation"). Upon the Bank having determined that it is entitled to Additional Compensation in accordance with these provisions, the Bank will promptly so notify the Borrower. The Bank will provide to the Borrower a photocopy of the relevant law, rule, guideline, treaty or official directive and a certificate of a duly authorized officer of the Bank setting forth the Additional Compensation and the basis of calculation therefor, which will be conclusive evidence of such Additional Compensation in the absence of manifest error. The Borrower will pay to the Bank within 10 Banking Days of the giving of such notice the Additional Compensation calculated to the date of such notification. The Bank will be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this clause are then applicable notwithstanding that the Bank has previously been paid any Additional Compensation. The Bank will endeavour to limit the incidence of any such Additional Compensation, including seeking recovery for the account of the Borrower, by appealing any assessment at the expense of the Borrower upon the Borrower's request. If the Bank subsequently recovers all or a part thereof, it will repay an equal amount to the Borrower.

(3)      ILLEGALITY

                  If the adoption of any Applicable Law, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any governmental or other authority or central bank or comparable agency or any other entity charged with the interpretation or administration thereof or compliance by the Bank with any request or direction (whether or not having the force of law) of any such authority, central bank or comparable agency or entity, now or hereafter makes it unlawful or impossible for the Bank to make, fund or maintain the Term Loan or to give effect to its obligations in respect of the Term Loan, the Bank may, by notice thereof to the Borrower, declare its obligations under this Agreement to be terminated whereupon the same will forthwith terminate, and the Borrower will prepay within the time required by such law (or at the end of such longer period as the Bank at its discretion has agreed) the principal of the Term Loan together with accrued interest and such Additional Compensation as may be applicable to the date of such payment. Notwithstanding any other provision hereof, however, the Borrower will not be responsible for any costs, losses or expenses incurred by the Bank by reason of the liquidation or re-employment of deposits or other funds or for any other reason whatsoever resulting from the repayment of the Term Loan or any part thereof on other than the last day of the applicable interest period. If any such change will only affect a portion of the Bank's obligations under this Agreement which is, in the opinion of the Bank, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Bank or the Borrower hereunder, the Bank will only declare its obligations under that portion so terminated.

(4)      WITHHOLDING TAXES

                  Subject to the "Change of Law" section above, if the Borrower is required by Applicable Law to make any deduction or withholding on account of any taxes or other similar charges which arise as a consequence of any payment due to the Bank under this Agreement, then:

         (a) the Borrower will remit the amount of such taxes or charges to the appropriate taxation authority on the fifteenth day of the month following its deduction or withholding or, if earlier, prior to the date on which penalties attach thereto; and

         (b) within 30 days after such taxes or charges have been remitted the Borrower will deliver to the Bank evidence satisfactory to the Bank that the taxes or charges in respect of which such deduction or withholding was made have been remitted to the appropriate taxation authority.

For greater certainty and notwithstanding any other provision hereof, the Borrower will not be required to indemnify or otherwise compensate the Bank in any way on account of such taxes or charges, except for any reasonable loss or expense incurred by the Bank as a result of the failure of the Borrower to remit any such taxes or charges to the appropriate taxation authority within the time provided for in subsection (a) above.

(5)      INDEMNIFICATION BY THE BORROWER

                  In addition to any liability of the Borrower to the Bank under any other provision hereof, the Borrower will indemnify the Bank and hold the Bank harmless against any reasonable loss or expense incurred by as a result of any failure by the Borrower to:

         (a) pay any amount, including without limitation, any interest or fee, due hereunder on its due date;

         (b) repay any LIBOR Loan on other than the last day of its interest period;

         (c) give any notice required to be given by it to the Bank hereunder; or

         (d) fulfil any of its other obligations hereunder including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by a Lender to fund or maintain any Loan as a result of the Borrower's failure to complete a conversion or to make any payment or repayment on the date required hereunder or specified by it in any notice given hereunder.

If any LIBOR Loan is repaid on other than the last day of its interest period the Borrower will, within three Banking Days after notice is given by the Bank, pay to the Bank all costs, losses and expenses incurred by the Bank by reason of the liquidation or deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such loan or any part thereof on other than the last day of the applicable interest period. If pursuant to the provisions of this clause or any other provision hereof the Borrower becomes obliged to pay such costs, losses or expenses, the Bank will, at the request and expense of the Borrower, use reasonable efforts identified by the Borrower to minimize such costs, losses and expenses. The Bank, upon becoming entitled to be paid such costs, losses and expenses will deliver a certificate to the Borrower certifying as to such amounts and setting out in reasonable detail the basis thereof and, in the absence of manifest error, such certificate will be conclusive and binding for all purposes.

(6)      CURRENCY INDEMNITY

                  The Term Loan shall be repaid by the Borrower as required hereunder in the currency in which it was obtained by the Borrower. Any payment on account of an amount payable hereunder in a particular currency (the "proper currency") made to or for the account of the Bank in a currency (the "other currency") other than the proper currency, whether pursuant to a judgment or order of any court or tribunal or otherwise and whether arising from the conversion of any amount denominated in one currency into any other currency for the purpose of making or filing a claim, obtaining an order or judgment, enforcing an order or judgment or otherwise, shall constitute a discharge of the Borrower's obligation hereunder only to the extent of the amount of the proper currency which the Bank is able, in the normal course of its business within one Banking Day after receipt by it of such payment, to purchase with the amount of the other currency so received. If the amount of the proper currency which the Bank is so able to purchase is less than the amount of the proper currency originally due to it hereunder, the Borrower shall indemnify and save the Bank harmless from and against any loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from any other obligation contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Bank from time to time, shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder, or under any judgment or order and shall not merge in any order of foreclosure made in respect of any security given to or for the benefit of the Bank.

                                   SCHEDULE A

                          SECURITIES PLEDGE AGREEMENT



TO:     NAME OF CREDITOR:         Canadian Imperial Bank of Commerce
        ADDRESS:                  Commerce Court West
                                  3rd Floor
                                  Toronto, ON  M5L 1A2
        ATTENTION:                Mr. E. G. Ramsay
        FACSIMILE:                (416) 359-0408


RECITALS:

A. BATTLE MOUNTAIN CANADA LTD. (the "DEBTOR") is, or may become, indebted or liable to CANADIAN IMPERIAL BANK OF COMMERCE (the "CREDITOR").

B. To secure the payment and performance of the Liabilities (this term, and other capitalized terms used in this Agreement, have the meanings set forth in Section 1), the Debtor has agreed to grant to the Creditor security interests over the Collateral in accordance with the terms of this Agreement.

                 For valuable consideration, the receipt and adequacy of which are acknowledged by the Debtor, the Debtor agrees with the Creditor as follows:

1.               DEFINITIONS.  In this Agreement:

                 "BANK OF CANADA RATE" means the per annum rate of interest quoted from time to time by the Bank of Canada as the minimum per annum rate of interest charged by the Bank of Canada for short term advances made by the Bank of Canada to members of the Canadian Payments Association.

                 "BOOKS AND RECORDS" means all books, records, files, papers, disks, documents and other repositories of data recording in any form or medium, evidencing or relating to the Collateral which are at any time owned by the Debtor or to which the Debtor (or any Person on the Debtor's behalf) has access.

                 "BUSINESS DAY" means any day other than a Saturday, Sunday or statutory holiday in the province referred to in the "Governing Law" section of this Agreement.

                 "COLLATERAL" means the collateral described in Section 2 of this Agreement, including the Pledged Securities and all Proceeds thereof.

                 "DEFAULT" means the occurrence of any Event of Default under the Loan Agreement.

                 "ISSUER" means any Person listed under the heading "Issuer(s)" in Schedule "A", and includes any successor of any Issuer.

                 "LIABILITIES" means all present and future indebtedness, liabilities and obligations of every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured) of the Debtor to the Creditor, wherever and however incurred or arising under the Loan Agreement or hereunder and any unpaid balance thereof.

                 "LOAN AGREEMENT" means the letter loan agreement dated as of the date hereof between the Debtor and the Creditor, as amended, supplemented or otherwise modified or restated from time to time.

                 "PERSON" will be broadly interpreted and includes an individual, a corporation, a limited liability company, a partnership, a trust, a joint venture, an association, an unincorporated organization, the government of a country or any political subdivision thereof, any agency or department of any such government, a regulatory agency or any other juridical entity and the heirs, executors, administrators or other legal representatives of an individual.

                 "PPSA" means the Personal Property Security Act of the province referred to in the "Governing Law" section of this Agreement, as such legislation may be amended, renamed or replaced from time to time (and includes all regulations from time to time made under such legislation).

                 "PLEDGED SECURITIES" means the securities listed in Schedule
A.

                 "PRIME RATE" means the rate quoted by the Creditor from time to time as its prime rate for Canadian Dollar commercial loans made in Canada.

                 "PROCEEDS" has the meaning given to that term in the PPSA.

                 "SECURITY INTEREST" means any mortgage, charge, pledge, hypothecation, lien (statutory or otherwise), assignment, finance lease, title retention agreement or arrangement, security interest or other encumbrance or adverse claim of any nature, or any other security agreement or arrangement creating in favour of any creditor a right in respect of a particular property.

2. GRANT OF SECURITY INTEREST. As general and continuing collateral security for the due payment and performance of the Liabilities, the Debtor hereby assigns and pledges to and in favour of the Creditor, and the Debtor hereby grants to the Creditor a continuing security interest in:

(a) the Pledged Securities, together with any replacements thereof and substitutions therefor, and all certificates and instruments evidencing or representing such securities;

(b) all interest and dividends, whether in cash, kind or stock, received or receivable upon or in respect of any of the Pledged Securities and all moneys or other property payable or paid on account of any return or repayment of capital in respect of any of the Pledged Securities or otherwise distributed in respect thereof or which will in any way be charged to, or payable or paid out of, the capital of any Issuer on account of the Pledged Securities;

(c) all other property that may at any time be received or receivable by or otherwise distributed to the Debtor in respect of, or in substitution for, or in exchange for, any of the foregoing; and

(d) all cash, securities and other proceeds of the foregoing and all rights and interests of the Debtor in respect thereof or evidenced thereby, including all moneys received from time to time by the Debtor in connection with the sale or other disposition of any of the Pledged Securities; provided, however, that the Debtor will not sell or otherwise dispose of any of the Pledged Securities or purport to do any of the foregoing without the prior written consent of the Creditor.

3. DELIVERY OF PLEDGED SECURITIES. The certificates representing the Pledged Securities duly endorsed by the appropriate Person in blank for transfer or accompanied by stock powers of attorney satisfactory to the Creditor will be delivered to and remain in the custody of the Creditor or its nominee promptly after they are re-registered in the name of the Debtor. If the constating documents of any Issuer restrict the transfer of the securities of such Issuer, then the Debtor will also deliver to the Creditor a certified copy of a resolution of the directors or shareholders of such Issuer consenting to the transfer(s) contemplated by this Agreement, including any prospective transfer of the Collateral by the Creditor upon a realization on the security constituted hereby in accordance with this Agreement.

4. ATTACHMENT; NO OBLIGATION TO ADVANCE. The Debtor confirms that value has been given by the Creditor to the Debtor, that the Debtor has rights in the Collateral (other than after-acquired property) and that the Debtor and the Creditor have not agreed to postpone the time for attachment of the Security Interests created by this Agreement to any of the Collateral. The Security Interests created by this Agreement will have effect and be deemed to be effective whether or not the Liabilities or any part thereof are owing or in existence before or after or upon the date of this Agreement. Neither the execution of this Agreement nor any advance of funds shall oblige the Creditor to advance any funds or any additional funds.

5. REPRESENTATIONS AND WARRANTIES. The Debtor represents and warrants to the Creditor that:

        (a) Title; No Other Security Interests. Except for (i) the Security Interests created by this Agreement, and (ii) any other Security Interests permitted in writing by the Creditor, the Debtor owns the Collateral free and clear of any Security Interests. No security agreement, financing statement or other notice with respect to any or all of the Collateral is on file or on record in any public office, except for filings in favour of, or permitted in writing by, the Creditor.

        (b) Authority; Consents. The Debtor has full power and authority to grant to the Creditor the Security Interests created by this Agreement and to execute, deliver and perform its obligations under this Agreement, and such execution, delivery and performance does not contravene any of the Debtor's constating documents or by-laws or any agreement, instrument or restriction to which the Debtor is a party or by which the Debtor or any of the Collateral is bound. Except for any consent that has been obtained and is in full force and effect, no consent of any Person (other than the Debtor) is required, or purports to be required, for the execution, delivery and performance of this Agreement.

        (c) Execution and Delivery; Enforceability. This Agreement has been duly authorized, executed and delivered by the Debtor and is a valid and binding obligation of the Debtor enforceable against the Debtor in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws generally affecting the enforcement of creditors' rights, and to the provisions of the PPSA and to the fact that equitable remedies (such as specific performance and injunction) are discretionary remedies.

        (d) Valid Issue. The Pledged Securities are validly issued, fully paid and non-assessable.

        (e) No Required Disposition. There is no existing agreement, option, right or privilege capable of becoming an agreement or option pursuant to which the Debtor would be required to sell or otherwise dispose of any of the Pledged Securities.

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All agreements, representations, warranties and covenants made by the Debtor in this Agreement are material, will be considered to have been relied on by the Creditor and will survive the execution and delivery of this Agreement or any investigation made at any time by or on behalf of the Creditor and any disposition or payment of the Liabilities until repayment and performance in full of the Liabilities and termination of all rights of the Debtor that, if exercised, would result in the existence of Liabilities.

7. COVENANTS. The Debtor covenants and agrees with the Creditor that:

        (a) Further Documentation. The Debtor will from time to time, at the expense of the Debtor, promptly and duly authorize, execute and deliver such further instruments and documents, and take such further action, as the Creditor may request for the purpose of obtaining or preserving the full benefits of, and the rights and powers granted by, this Agreement (including the filing of any financing statements or financing change statements under any applicable legislation with respect to the Security Interests created by this Agreement). The Debtor acknowledges that this Agreement has been prepared based on the existing laws in the province referred to in the "Governing Law" section of this Agreement and that a change in such laws, or the laws of other jurisdictions, may require the execution and delivery of different forms of security documentation. Accordingly, the Debtor agrees that the Creditor will have the right to require that this Agreement be amended, supplemented or replaced, and that the Debtor will immediately on request by the Creditor authorize, execute and deliver any such amendment, supplement or replacement (i) to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, (ii) to facilitate the creation and registration of appropriate security in all appropriate jurisdictions, or (iii) if the Debtor merges or amalgamates with any other Person or enters into any corporate reorganization, in each case in order to confer on the Creditor Security Interests similar to, and having the same effect as, the Security Interests created by this Agreement.

        (b) Payment of Expenses; Indemnification. The Debtor will pay on demand, and will indemnify and save the Creditor harmless from, any and all liabilities, costs and expenses (including legal fees and expenses on a solicitor and own client basis and any sales, goods and services or other similar taxes payable to any governmental authority with respect to any such liabilities, costs and expenses) (i) incurred by the Creditor in the preparation, registration, administration or enforcement of this Agreement, or
(ii) incurred by the Creditor in performing or observing any of the other covenants of the Debtor under this Agreement.

        (c) Limitations on Other Security Interests. The Debtor will not create, incur or permit to exist, and will defend the Collateral against, and will take such other action as is necessary to remove, any and all Security Interests on and claims in respect of the Collateral other than the Security Interests created by this Agreement or as permitted in writing by the Creditor, and the Debtor will defend the right, title and interest of the Creditor in and to the Collateral against the claims and demands of all Persons.

        (d) Limitations on Dispositions of Collateral. Except as permitted by the Loan Agreement, the Debtor will not, without the Creditor's prior written consent, sell or otherwise dispose of any of the Collateral.

        (e) Notices. The Debtor will advise the Creditor promptly, in reasonable detail, of (i) any Security Interest (other than the Security Interests created by this Agreement and any Security Interest permitted in writing by the Creditor) on, or claim asserted against, any of the Collateral,
(ii) the occurrence of any event, claim or occurrence that could reasonably be expected to have a material adverse effect on the value of the Collateral or on the Security Interests created by this Agreement, (iii) any change in the location of the chief executive office of the Debtor, (iv) any change in the name of the Debtor, and (v) any merger or amalgamation of the Debtor with any other Person. The Debtor agrees not to effect or permit any of the changes referred to in clauses

(iii) to (v) above unless all filings have been made and all other actions taken that are required in order for the Creditor to continue at all times following such change to have a valid and perfected Security Interest in respect of all of the Collateral.

8. VOTING RIGHTS. Unless a Default has occurred and is continuing, the Debtor will be entitled to exercise all voting power from time to time exercisable in respect of the Pledged Securities and give consents, waivers and ratifications in respect thereof; provided, however, that no vote will be cast or consent, waiver or ratification given or action taken which would be prejudicial to the interests of the Creditor or which would have the effect of reducing the value of the Pledged Securities as security for the Obligations or imposing any restriction on the transferability of any of the Pledged Securities. Immediately upon the occurrence and during the continuance of any Default, all such rights of the Debtor to vote and give consents, waivers and ratifications will cease and the Creditor will be entitled to exercise all such voting rights and to give all consents, waivers and ratifications.

9. DIVIDENDS; INTEREST. Unless a Default has occurred and is continuing, the Debtor will be entitled to receive any and all cash dividends, interest and other forms of cash distribution on the Pledged Securities which it is otherwise entitled to receive, but any and all stock and/or liquidating dividends, distributions of property, returns of capital or other distributions made on or in respect of the Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of any Issuer or received in exchange for the Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets to which any Issuer may be a party or otherwise, and any and all cash and other property received in exchange for any Collateral, will be and become part of the Collateral subject to the Security Interest created by this Agreement and, if received by the Debtor, will forthwith be delivered to the Creditor or its nominee (accompanied, if appropriate, by proper instruments of assignment and/or stock powers of attorney executed by the Debtor in accordance with the Creditor's instructions) to be held subject to the terms of this Agreement; and if the Pledged Securities have been registered in the name of the Creditor or its nominee, the Creditor will execute and deliver (or cause to be executed and delivered) to the Debtor all such dividend orders and other instruments as the Debtor may request for the purpose of enabling the Debtor to receive the dividends or other payments which the Debtor is authorized to receive and retain pursuant to this Section 9. If a Default has occurred and is continuing, all rights of the Debtor pursuant to this Section 9 will cease and the Creditor will have the sole and exclusive right and authority to receive and retain the cash dividends, interest and other forms of cash distribution which the Debtor would otherwise be authorized to retain pursuant to this Section 9. Any money and other property paid over to or received by the Creditor pursuant to the provisions of this Section 9 will be retained by the Creditor as additional Collateral hereunder and be applied in accordance with the provisions hereof.

10. RIGHTS ON DEFAULT. On Default, all of the Liabilities will, at the option of the Creditor, become immediately due and payable and the security constituted by this Agreement will become enforceable, and the Creditor may, personally or by agent, at such time or times as the Creditor in its discretion may determine, do any one or more of the following:

        (a) Rights under PPSA, etc. Exercise all of the rights and remedies granted to secured parties under the PPSA and any other applicable statute, or otherwise available to the Creditor at law or in equity.

        (b) Dispose of Collateral. Realize on any or all of the Collateral and sell, lease, assign, give options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the above), in one or more parcels at any public or private sale, at any exchange, broker's board or office of the Creditor or elsewhere, on such terms and conditions as the Creditor may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery.

        (c) Court-Approved Disposition of Collateral. Apply to a court of competent jurisdiction for the sale or foreclosure of any or all of the Collateral.

        (d) Purchase by Creditor. At any public sale, and to the extent permitted by law on any private sale, bid for and purchase any or all of the Collateral offered for sale and, upon compliance with the terms of such sale, hold, retain and dispose of such Collateral without any further accountability to the Debtor or any other Person with respect to such holding, retention or disposition, except as required by law. In any such sale to the Creditor, the Creditor may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for Liabilities then due and payable to it as a credit against the purchase price.

        (e) Transfer of Pledged Securities. Transfer all or part of the Collateral into the name of the Creditor or its nominee, with or without disclosing that the Pledged Securities are subject to the Security Interests.

        (f) Vote Pledged Securities. Vote any or all of the Pledged Securities (whether or not transferred to the Creditor or its nominee) and give or withhold all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof.

        (g) Exercise Other Rights. Exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Securities as if it were the absolute owner thereof, including the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other readjustment of any Issuer or upon the exercise by any Issuer or the Creditor of any right, privilege or option pertaining to any of the Pledged Securities, and in connection therewith, to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by the Creditor.

                 The Creditor may exercise any or all of the foregoing rights and remedies without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as required by applicable law) to or on the Debtor or any other Person, and the Debtor by this Agreement waives each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable law. None of the above rights or remedies will be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. Without prejudice to the ability of the Creditor to dispose of the Collateral in any manner which is commercially reasonable, the Debtor acknowledges that a disposition of Collateral by the Creditor which takes place substantially in accordance with the following provisions will be deemed to be commercially reasonable:

        (i)      Collateral may be disposed of in whole or in part;

        (ii) Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

        (iii)    any purchaser of Collateral may be a customer of the Creditor;

        (iv) a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Creditor, in is sole discretion, may deem advantageous; and

        (v) the Creditor may establish an upset or reserve bid or price in respect of Collateral.

11. SALE OF SECURITIES. The Creditor is authorized, in connection with any offer or sale of any Pledged Securities, to comply with any limitation or restriction as it may be advised by counsel is necessary to comply with applicable law, including compliance with procedures that may restrict the number of prospective bidders and purchasers, requiring that prospective bidders and purchasers have certain qualifications, and restricting prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account or investment and not with a view to the distribution or resale of such Pledged Securities. The Debtor further agrees that compliance with any such limitation or restriction will not result in a sale being considered or deemed not to have been made in a commercially reasonable manner, and the Creditor will not be liable or accountable to the Debtor for any discount allowed by reason of the fact that such Pledged Securities are sold in compliance with any such limitation or restriction.

12. APPLICATION OF PROCEEDS. All Proceeds of Collateral received by the Creditor may be applied to discharge or satisfy any expenses (including the expenses of enforcing the Creditor's rights under this Agreement), Security Interests in favour of Persons other than the Creditor, borrowings, taxes and other outgoings affecting the Collateral or which are considered advisable by the Creditor to protect, preserve, repair, process, maintain or enhance the Collateral or prepare it for sale or other disposition, or to keep in good standing any Security Interests on the Collateral ranking in priority to any of the Security Interests created by this Agreement, or to sell, lease or otherwise dispose of the Collateral. The balance of such Proceeds may, at the sole discretion of the Creditor, be held as collateral security for the Liabilities or be applied to such of the Liabilities (whether or not the same are due and payable) in such manner and at such times as the Creditor considers appropriate and thereafter will be accounted for as required by law.

13. CONTINUING LIABILITY OF DEBTOR. The Debtor will remain liable for any Liabilities that are outstanding following realization of all or any part of the Collateral and the application of the Proceeds thereof.

14. CREDITOR'S APPOINTMENT AS ATTORNEY-IN-FACT. The Debtor constitutes and appoints the Creditor and any officer or agent of the Creditor, with full power of substitution, as the Debtor's true and lawful attorney-in-fact with full power and authority in the place of the Debtor and in the name of the Debtor or in its own name, from time to time in the Creditor's discretion after a Default, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney acting reasonably, may be necessary or desirable to accomplish the purposes of this Agreement. These powers are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created by this Agreement are released. Nothing in this Section affects the right of the Creditor as secured party, or any other Person on the Creditor's behalf, to sign and file or deliver (as applicable) all such financing statements, financing change statements, notices, verification agreements and other documents relating to the Collateral and this Agreement as the Creditor or such other Person considers appropriate.

15. PERFORMANCE BY CREDITOR OF DEBTOR'S OBLIGATIONS. If the Debtor fails to perform or comply with any of the obligations of the Debtor under this Agreement, the Creditor may, but need not, perform or otherwise cause the performance or compliance of such obligation, provided that such performance or compliance will not constitute a waiver, remedy or satisfaction of such failure. The expenses of the Creditor incurred in connection with any such performance or compliance will be payable by the Debtor to the Creditor immediately on demand, and until paid, any such expenses will form part of the Liabilities and will be secured by the Security Interests created by this Agreement.

16. INTEREST. If any amount payable to the Creditor under this Agreement is not paid when due, the Debtor will pay to the Creditor, immediately on demand, interest on such amount from the date due until paid, at a nominal annual rate equal at all times to the Prime Rate plus 2%, which annual rate will change automatically without notice to the Debtor as and when the Prime Rate changes. All amounts payable by the Debtor to the Creditor under this Agreement, and all interest on all such amounts, compounded monthly on the last Business Day of each month, will form part of the Liabilities and will be secured by the Security Interests created by this Agreement.

17. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

18.              RIGHTS OF CREDITOR; LIMITATIONS ON CREDITOR'S OBLIGATIONS.
The Creditor will not be liable to the Debtor or any other Person for any failure or delay in exercising any of the rights of the Debtor under this Agreement (including any failure to take possession of, collect, sell, lease or otherwise dispose of any Collateral, or to preserve rights against prior parties). Neither the Creditor nor any agent of the Creditor (including, in Alberta or British Columbia, any sheriff) is required to take, or will have any liability for any failure to take or delay in taking, any steps necessary or advisable to preserve rights against other Persons under any Collateral in its possession. Neither the Creditor nor any agent of the Creditor will be liable for any, and the Debtor will bear the full risk of all, loss or damage to any and all of the Collateral (including any Collateral in the possession of the Creditor or any agent of the Creditor) caused for any reason other than the gross negligence or wilful misconduct of the Creditor or such agent of the Creditor.

19. DEALINGS BY CREDITOR. The Creditor will not be obliged to exhaust its recourse against the Debtor or any other Person or against any other security it may hold in respect of the Liabilities before realizing upon or otherwise dealing with the Collateral in such manner as the Creditor may consider desirable. The Creditor may grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges and otherwise deal with the Debtor and any other Person, and with any or all of the Collateral, and with other security and sureties, as the Creditor may see fit, all without prejudice to the Liabilities or to the rights and remedies of the Creditor under this Agreement. The powers conferred on the Creditor under this Agreement are solely to protect the interests of the Creditor in the Collateral and will not impose any duty upon the Creditor to exercise any such powers.

20. COMMUNICATION. Any communication required or permitted to be given under this Agreement will be in writing and will be effectively given if
(i) delivered personally, (ii) sent by prepaid courier service, or (iii) sent prepaid by facsimile transmission or other similar means of electronic communication, in each case to the address or facsimile number of the Debtor or Creditor set out in this Agreement. Any communication so given will be deemed to have been given and to have been received on the day of delivery if so delivered, or on the day of facsimile transmission or sending by other means of recorded electronic communication provided that such day is a Business Day and the communication is so delivered or sent prior to 4:30 p.m. (local time at the place of receipt). Otherwise, such communication will be deemed to have been given and to have been received on the following Business Day. The Debtor and the Creditor may from time to time change their respective addresses or facsimile numbers for notice by giving notice to the other in accordance with the provisions of this Section.

21. RELEASE OF INFORMATION. The Debtor authorizes the Creditor to provide a copy of this Agreement and such other information as may be requested of the Creditor by Persons entitled thereto pursuant to any applicable legislation, and otherwise with the consent of the Debtor.

22. WAIVERS AND INDEMNITY. To the extent permitted by applicable law, the Debtor unconditionally and irrevocably waives (i) all claims, damages and demands it may acquire against the Creditor arising out of the exercise by the Creditor of any rights or remedies under this Agreement or at law, and (ii) all of the rights, benefits and protections given by any present or future statute that imposes limitations on the rights, powers or remedies of a secured party or on the methods of, or procedures for, realization of security, including any "seize or sue" or "anti- deficiency" statute or any similar provision of any other statute. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Creditor. The Creditor will not, by any act or delay, be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Creditor, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Creditor of any right or remedy hereunder on any one occasion will not be construed as a bar to any right or remedy which the Creditor would otherwise have on any future occasion. Neither the taking of any judgment nor the exercise of any power of seizure or sale will extinguish the liability of the Debtor to pay the Liabilities, nor will the same operate as a merger or any covenant contained in this Agreement or of any other liability, nor will the acceptance of any payment or other security constitute or create any novation. The Debtor agrees to indemnify the Creditor from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the gross negligence or willful misconduct of the Creditor or any of its agents or employees) which may be imposed on, incurred by, or asserted against the Creditor and arising by reason of any action (including any action referred to in this Agreement) or inaction or omission to do any act legally required by the Debtor. This indemnification will survive the satisfaction, release or extinguishment of the Liabilities and the Security Interests created by this Agreement.

23. AMALGAMATION. If the Debtor is a corporation, the Debtor acknowledges that if it amalgamates with any other corporation or corporations, then (i) the Collateral and the Security Interests created by this Agreement will extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term "Debtor", where used in this Agreement, will extend to and include the amalgamated corporation, and (iii) the term "Liabilities", where used in this Agreement, will extend to and include the Liabilities of the amalgamated corporation.

24. GOVERNING LAW; ATTORNMENT. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario. Without prejudice to the ability of the Creditor to enforce this Agreement in any other proper jurisdiction, the Debtor irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of such province. To the extent permitted by applicable law, the Debtor irrevocably waives any objection (including any claim of inconvenient forum) that it may now or hereafter have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of such Province.

25. INTERPRETATION. Unless otherwise expressly provided in this Agreement, if any matter in this Agreement is subject to the consent or approval of the Creditor or is to be acceptable to the Creditor, such consent, approval or determination of acceptability will be in the sole discretion of the Creditor. If any provision in this Agreement refers to any action taken or to be taken by the Debtor, or which the Debtor is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action. The division of this Agreement into sections and paragraphs, and the insertion of headings, is for convenience of reference only and will not affect the construction or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. When used in this Agreement, the word "including" (or includes) means "including (or includes) without limitation". Any reference in this Agreement to a "Section" means the relevant Section of this Agreement. If more than one Debtor executes this Agreement, their obligations under this Agreement are joint and several.

26. SUCCESSORS AND ASSIGNS. This Agreement will enure to the benefit of, and be binding on, the Debtor and its successors and permitted assigns, and will enure to the benefit of, and be binding on, the Creditor and its successors and assigns. The Debtor may not assign this Agreement, or any of its rights or obligations under this Agreement, without the prior written consent of the Creditor. If the Debtor or the Creditor is an individual, then the term "Debtor" or "Creditor" will also include his or her heirs, administrators and executors.

27. ACKNOWLEDGMENT OF RECEIPT/ WAIVER. The Debtor acknowledges receipt of an executed copy of this Agreement and, to the extent permitted by applicable law, waives the right to receive a copy of any financing statement, financing change statement or verification statement in respect of any registered financing statement or financing change statement prepared, registered or issued in connection with this Agreement.


                 Dated: September 30, 1997

                                                   BATTLE MOUNTAIN CANADA LTD.


Address:         Royal Trust Tower, Suite 2500     By:
                 Toronto-Dominion Centre              -----------------------
                 77 King Street West               Name:
                 Toronto, Ontario                  Title:
                 M5K 1J5

Attention:       Vice President                                             c/s

Facsimile:       416-367-5535
                                                   By:
                                                      -----------------------
                                                   Name:
                                                   Title:

                                   SCHEDULE A


ISSUER(S)                            DESCRIPTION OF SECURITIES

Niugini Mining Limited               59,312,250 ordinary shares